Exhibit 3.1

amended and restated

CERTIFICATE OF INCORPORATION

OF

thestreet, INC.

______________________________________________________

FIRST:     The name of the corporation (hereinafter called the “Corporation”) is:

Thestreet, INC.

SECOND:     The address, including street, number, city and county, of the registered office of the Corporation in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, State of Delaware 19808; and the name of the registered agent of the Corporation in the State of Delaware at such address is Corporation Service Company.

THIRD:     The nature of the business and the purposes to be conducted and promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH:     The total number of shares of stock which the Corporation shall have the authority to issue is one thousand (1,000), all of which shall be shares of Common Stock, par value of one cent ($0.01) each.

Fifth:     The Corporation shall have the power to indemnify and advance expenses to any person to the fullest extent permitted by the General Corporation Law of the State of Delaware as it now exists or as it may hereafter be amended. The indemnification and advancement of expenses provided by this Article shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under this Amended and Restated Certificate of Incorporation, any statute, by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, and shall continue as to persons who have ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such persons.

sixth:     To the fullest extent permitted by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended, a director shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as director. If the General Corporation Law of the State of Delaware is amended hereafter to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent authorized by the General Corporation Law of the State of Delaware, as so amended. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

SEVENTH:     The Corporation is to have perpetual existence.

EIGHTH:     In furtherance and not in limitation of the powers conferred upon the stockholders by statute, the Board of Directors is expressly authorized to make, alter or repeal the by-laws of the Corporation, subject to the power of the stockholders to alter or repeal the by-laws made or altered by the Board of Directors.

NINTH:     Except as otherwise required in the by-laws of the Corporation, election of directors need not be by written ballot.

TENTH:     In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended, this Amended and Restated Certificate of Incorporation, and any by-laws of the Corporation; provided, however, that no by-laws hereafter adopted shall invalidate any prior act of the directors which would have been valid if such by-laws had not been adopted.

eleventh:     (A) The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors. The right to indemnification conferred by this Article shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition.

(B)     Any repeal or modification of this Article by the stockholders of the Corporation shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

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